Exhibit 10.16

July 30, 2013

Brad Kruchten

Re:	Employment Agreement

Dear Brad:

This is your employment agreement (this “Agreement”) with Eastman Kodak Company, a New Jersey corporation (the “Company”).

1. Terms Schedule

Some of the terms of your employment are in the attached schedule (your “Schedule”), which is part of this Agreement.

2. Scheduled Term

Subject to your continued employment with the Company upon the occurrence of the “Effective Date” (as defined under the Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code filed by the Company (the “Plan of Reorganization”)), the term of this Agreement will begin on the Effective Date and end as stated in your Schedule (your “Scheduled Term”).

3. Your Position, Performance and Other Activities

(a) Position. You will be employed in the position stated in your Schedule.

(b) Authority, Responsibilities, and Reporting. Your authority, responsibilities and reporting relationships will correspond to your position and will include any particular authority, responsibilities and reporting relationships that the Company’s Board of Directors (the “Board”) or any officer of the Company to whom you report may assign to you from time to time.

(c) Performance. You are expected to devote your best efforts and all of your business time to the affairs of the Company. You may, however, engage in any charitable, civic and community activities, provided, however, such activities do not materially interfere with your duties and responsibilities.

4. Your Compensation

(a) Salary. You will receive an annual base salary (your “Salary”). Commencing on the Effective Date, your Salary will be the amount set forth in your Schedule. Your Salary will be paid in accordance with the Company’s normal payroll practices.

(b) Annual Incentive. You will be eligible to participate in the Company’s short-term variable pay plan for its management level employees, known as Executive Compensation for Excellence and Leadership (“EXCEL”) (your “Annual Incentive”). Your annual target award under EXCEL will be determined in accordance with your Schedule. Any actual award in a given annual performance period will depend upon performance against corporate goals selected by management and approved by the appropriate committee of the Board and will be paid in the discretion of such committee and management. The terms of the EXCEL plan itself govern and control all interpretations of the plan.

(c) Long-Term Incentive Awards. You will be eligible to participate in the Company’s Long-Term Incentive (LTI) program under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Omnibus Plan”). The amount and form of the award (the “Long-Term Equity Award”) to be granted to you will be determined by the Company in accordance with the terms of the Omnibus Plan and your Schedule. The specific terms, conditions and restrictions on any Long-Term Equity Award will be contained in the Administrative Guide and Award Notice delivered to you within twenty (20) business days of the grant date.

(d) Emergence Award. On or shortly after the Effective Date, you will be granted the emergence equity award stated in your Schedule, which will be subject to the terms and conditions set forth in the Omnibus Plan and the applicable award agreement.

5. Your Benefits

(a) Employee Benefit Plans. During your employment, you will be entitled to participate in the Company’s employee benefit plans, including plans that provide retirement and welfare benefits.

(b) Vacation. You will be entitled to paid annual vacation on the same basis as immediately prior to the Effective Date.

(c) Additional Benefits. During your employment, you will be provided any additional benefits stated in your Schedule.

6. Termination of Your Employment; End of Scheduled Term

(a) No Reason Required. Neither you nor the Company is under any obligation to continue your employment beyond the Scheduled Term. In addition, you or the Company may terminate your employment early at any time for any reason, or for no reason, subject to compliance with Section 6(c).

(b) Related Definitions.

(1) “Cause” means any of the following: (A) your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his or her sole discretion; (B) your failure to follow a lawful written directive of the Chief Executive Officer, your supervisor or the Board; (C) your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of the Company’s business; (D) your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in your system; (E) any act or omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or the Company, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; (F) your conviction of or plea of guilty or no contest to any crime involving moral turpitude; (G) any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in the Company to whom you have a reporting relationship in any capacity; or (H) your breach of the Company’s Business Conduct Guide or the Eastman Kodak Company Employee’s Agreement.

(2) “Disability” means disability under the terms of the Company’s Long-Term Disability Plan.

(3) “Good Reason” means any of the following: (A) a material diminution in your total target cash compensation, comprised of your Salary and target Annual Incentive; (B) a material diminution in your authority or responsibilities as provided in Section 3(b); (C) the transfer of your primary work site to a new primary work site that increases your one-way commute to work by more than 35 miles; (D) any material breach of this Agreement by the Company; or (E) any purported termination by the Company of your employment other than as expressly permitted by this Agreement.

(c) Advance Notice Generally Required.

(1) To terminate your employment before the end of the Scheduled Term, either you or the Company must provide a Termination Notice to the other. A “Termination Notice” is a written notice that states the specific provision of this Agreement on which termination is based, including, if applicable, the specific clause of the definition of Cause or Good Reason and a reasonably detailed description of the facts that permit termination under that clause; provided, that the failure to include any fact in a Termination Notice that contributes to a showing of Cause or Good Reason does not preclude either party from asserting that fact in enforcing its rights under this Agreement.

If you do not give a Termination Notice within 90 days after you have knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. In addition, you must give the Company 30 days to cure the first event constituting Good Reason.

(2) You and the Company agree to provide at least 30 days’ advance Termination Notice of any termination, unless your employment is terminated by the Company for Cause or because of your Disability or death. If you die or become Disabled after you provide a valid Termination Notice with Good Reason or the Company provides Termination Notice without Cause, your termination will be treated as a termination with Good Reason or without Cause, effective as of the date of your Disability or death.

Following receipt of such notice, the Company may, at its sole discretion, choose to either (1) waive that notice period (thereby immediately terminating your employment) or (2) place you on paid leave, at your then-current salary for any or all of the notice period.

(d) With Good Reason or Without Cause. If, during the Scheduled Term, the Company terminates your employment without Cause or you terminate your employment with Good Reason:

(1) The Company will pay the following as of the end of your employment: (A) accrued but unpaid Salary up to the last day of your employment, (B) your Salary for any accrued but unused vacation, and (C) any accrued expense reimbursements and other cash entitlements (including for accrued expense reimbursement for which supporting documentation is submitted within 30 days after termination of your employment) (together, your “Accrued Compensation”). In addition, the Company will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Company as of the end of your employment (together, the “Other Benefits”).

(2) The Company will pay you severance (“Severance Payments”) in an amount equal to (A) the sum of your Salary and your annual target Annual Incentive for the fiscal year in which the Termination Notice is given (or if such target Annual Incentive has not yet been established for such fiscal year, the target Annual Incentive for the fiscal year prior to the year in which the Termination Notice is given) multiplied by (B) the severance multiplier provided on your Schedule (your “Severance Multiplier”).

(3) Your Annual Incentive will be governed by the terms of the EXCEL plan and any applicable Administrative Guide or Award Notice.

(4) Your Emergence Award and Long-Term Equity Awards will continue to vest and remain exercisable according to the terms of the applicable award, in each case without regard to any continued employment condition. The benefits in this Section 6(d)(4) are referred to as “Continued Vesting”.

(e) For Cause or without Good Reason. If the Company terminates your employment for Cause or you terminate your employment without Good Reason, the Company will pay your Accrued Compensation and your Other Benefits; however, in connection with any termination of your employment by you without Good Reason, you will remain eligible for continued vesting and/or payment of your Emergence Award and any other equity-based compensation awarded by the Company or any affiliate, in accordance with the terms of such awards.

(f) For Your Disability or Death. If, during the Scheduled Term, your employment terminates as a result of your Disability or death, the Company will pay your Accrued Compensation and will provide Continued Vesting and your Other Benefits.

(g) Benefits Bearing. In no event shall any of the severance payments or benefits provided under this Section 6 be “benefits bearing.”

(h) Clawback. In the event you breach any of the terms of the Eastman Kodak Company Employees’ Agreement, this Agreement or the release described in Section 6(i) below, in addition to and not in lieu of any other remedies that the Company may pursue against you, no further severance payments will be made to you pursuant to this Section 6 and you agree to immediately repay to the Company all moneys previously paid to you pursuant to this Section 6.

(i) Timing. The benefits provided in this Section 6 will begin at the end of your employment, and any cash payments owed to you under this Section 6 will be paid in one lump sum 65 days following your date of termination except for Severance Payments, which will be made consistently with the Company’s normal payroll cycles and begin as soon as administratively practicable after your separation from service subject to Section 6(j). Notwithstanding the foregoing, any Severance Payments and any Continued Vesting will only be provided if, at the time of your termination, you provide a release of any and all claims you may have with respect to the Company (other than the benefits provided in Section 5 and the other rights under this Agreement that continue following your employment) in a form provided by the Company such that you have taken all action necessary for such release to become effective and irrevocable no later than 65 days following your date of termination. The Termination Allowance Plan (“TAP”) provides broad-based severance benefits to eligible Company employees. In accordance with the terms of TAP, you acknowledge that the amount of TAP benefits for which you may become eligible is calculated by reducing the benefit determined under the TAP formula by the Severance Payments under this Agreement. Since the Severance Payments (a minimum of one year’s base salary) exceed the maximum benefit payable under TAP (six month’s base salary), you agree that if you become eligible for Severance Payments under this Agreement you will not be entitled to TAP benefits. Should a court nevertheless award you TAP benefits in such circumstances, you agree that the amount of Severance Payments will be reduced by such award and be immediately repaid to the Company.

(j) Section 409A. This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted, construed and performed consistent with such intent. To the extent you would otherwise be entitled to any payment that under this Agreement, or any plan or arrangement of the Company or its affiliates, constitutes “deferred compensation” subject to Section 409A, and that if paid during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment, together with any earnings on it, will be paid to you on the earlier of the six-month anniversary of your date of termination or your death. Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your date of termination or your death or change in control (within the meaning of Section 409A). In addition, any payment or benefit due upon a termination of your employment that represents “deferred compensation” subject to Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment under this Agreement shall be deemed to be a separate payment for purposes of

Section 409A, amounts payable under Sections 6(d)(1) and 6(d)(2) shall be deemed not to be “deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. Section 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of your second taxable year following your taxable year in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of your third taxable year following the taxable year in which your “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(k) End of Scheduled Term. If your employment with the Company continues at the end of your Scheduled Term, the provisions of Section 3 through this Section 6 will cease to apply and you will continue as an at-will employee of the Company. The remaining provisions of this Agreement will continue in accordance with their terms.

7. On-going Restrictions on Your Activities

(a) Employee’s Agreement. You acknowledge and agree that your Eastman Kodak Company Employee’s Agreement is and will remain in full force and effect, including, without limitation, the provisions therein regarding nondisclosure of confidential information, non-competition with the Company during, and for up to eighteen (18) months following any termination of, your employment and non-solicitation of Company employees, customers and suppliers during, and for up to twelve (12) months following any termination of, your employment.

(b) Your Importance to the Company and the Effect of this Section 7. You acknowledge that:

(1) In the course of your involvement in the Company’s activities, you will have access to confidential information and the Company’s client base and will profit from the goodwill associated with the Company. On the other hand, in view of your access to confidential information and your importance to the Company, if you compete with the Company for some time after your employment, the Company will likely suffer significant harm. In return for the benefits you will receive from the Company and to induce the Company to enter into this Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 7. The Company would not have entered into this Agreement if you did not agree to this Section 7.

(2) This Section 7 may limit your ability to earn a livelihood. You acknowledge, however, that complying with this Section 7 will not result in severe economic hardship for you or your family.

(c) Transition Assistance. During the 90 days after Termination Notice has been given, you will take all actions the Company may reasonably request to maintain for the Company the business, goodwill and business relationships with any Clients.

(d) Notice to New Employers. Before you accept employment with any other person or entity while your Employee’s Agreement is in effect, you will provide the prospective employer with written notice of the provisions of the Employee’s Agreement and will deliver a copy of the notice to the Company.

8. Effect on Other Agreements

(a) Prior Employment Agreements and Severance Rights. This Agreement will supersede any earlier employment agreement and any earlier severance, change in control or similar rights you may have with any member of the Company.

(b) Release of Executive Protection Plan Claims. The Eastman Kodak Company Executive Protection Plan (the “ExPP”) was not assumed pursuant to the Plan of Reorganization. The consideration offered herein is accepted by you as being in full accord, satisfaction, compromise and settlement of any and all claims that you may have against the Company that exist on or prior to the Effective Date arising out of or concerning amounts that are or may have been due and owing to you pursuant to the ExPP, and you expressly agree that you are not entitled to and will not receive any payments, benefits or other compensation or recovery of any kind from the Company with respect to the ExPP.

(c) Effect on Other Agreements; Entire Agreement. This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

9. Successors

(a) Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 9(a), whether voluntary or involuntary, will be void.

(b) Assumption by Any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the

Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

10. General Provisions

(a) Administrator. All compensation and benefits provided under this Agreement will be administered by the Chief Human Resources Officer for the Company (the “Administrator”). The Administrator will have total and exclusive responsibility to control, operate, manage and administer such compensation and benefits in accordance with their terms and all the authority that may be necessary or helpful to enable him to discharge his responsibilities with respect to them. Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to: interpret this Agreement, decide all questions concerning eligibility for and the amount of compensation and benefits payable, construe any ambiguous provision, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of this Agreement. The Administrator will have full discretionary authority in all matters related to the discharge of his responsibilities and the exercise of his authority, including, without limitation, his construction of the terms of this Agreement and his determination of eligibility for compensation and benefits. It is the intent of the parties hereto, that the decisions of the Administrator and his actions with respect to this Agreement will be final and binding upon all persons having or claiming to have any right or interest in or under this Agreement and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

(b) Withholding. You and the Company will treat all payments to you under this Agreement as compensation for services. Accordingly, the Company may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

(c) Confidentiality. You agree to keep the existence of this letter confidential except that you may review it with your financial advisor, attorney or spouse/partner and with the Administrator.

(d) Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 7 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

(e) No Set-Off. Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Company may have against each other or anyone else (except as this Agreement specifically states). You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment.

(f) Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 10(g)):

If to you, to the address stated in your Schedule.

If to the Company or any other member of the Company, to:

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Attention: General Counsel

Facsimile: 585-724-9448

(g) Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

(h) Jurisdiction; Choice of Forum; Costs. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any controversy or claim arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company (together, an “Employment Matter”). Both you and the Company (1) acknowledge that the forum stated in this Section 10(i) has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 10(i) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 10(i) and (4)agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 10(i). To the extent permitted by law, the Company will pay or reimburse any reasonable expenses, including reasonable attorney’s fees, you incur as a result of any Employment Matter.

(i) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

(j) Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Very truly yours,

Eastman Kodak Company

By:	/s/ Patrick M. Sheller
Patrick M. Sheller General Counsel, Secretary,
Chief Administrative Officer
And Senior VP, EKC

Accepted and agreed:

Brad Kruchten

Date: